                                                                    EXHIBIT 22.1

                             AMERICAN BANCORP, INC.
                             321 East Landry Street
                           Opelousas, Louisiana 70570

                       PROXY STATEMENT FOR ANNUAL MEETING
                           TO BE HELD ON APRIL 9, 2003

                                     GENERAL

         Solicitation of Proxies. The accompanying proxy is solicited by and on behalf of the Board of Directors of American Bancorp, Inc. (the Corporation), for use at the annual meeting of shareholders to be held April 9, 2003, at the time and place set forth in the accompanying Notice of Meeting, or any adjournment or adjournments thereof. The principal executive offices of the Corporation and its wholly-owned subsidiary, American Bank & Trust Company (the
Bank), are located at 321 East Landry Street, Opelousas, Louisiana 70570. The date on which this Proxy Statement and the enclosed form of proxy were first sent to shareholders is approximately March 26, 2003.

         All expenses of preparing, printing and mailing the proxy, this Proxy Statement, and any other materials, and all expenses incurred in solicitation, will be borne by the Corporation. The Corporation expects to solicit proxies primarily by mail. Proxies also may be solicited in person or by telephone or telegraph by directors, officers and other employees of the Corporation or the Bank, none of whom will receive additional compensation for such services, but who may be reimbursed for any actual expenses incurred, which expenses are estimated not to exceed the aggregate sum of $2,000. The Corporation also may request brokerage houses, custodians and nominees, if any such persons are listed as record owners of the Corporation's common stock, to forward these materials to the beneficial owners of the stock held of record by them and pay the reasonable expenses of such persons for forwarding the material.

         Voting and Revocation of Proxies. Only shareholders of record at the close of business on February 13, 2003, are entitled to notice of and to vote at the meeting. On that date, the Corporation had outstanding 116,183 shares of common stock, each share of which is entitled to one (1) vote on all matters presented to the shareholders at the meeting. To the knowledge of the Corporation, all persons beneficially owning more than five percent (5%) of its outstanding voting securities are listed in the section entitled "Shareholders Owning More Than 5% of Outstanding Shares" on page 4 of this Proxy Statement.

         The shares represented by any proxy in the enclosed form, if the proxy is properly executed and received at or prior to the meeting, will be voted in accordance with the specifications made thereon. Proxies received on which no specification is made will be voted for the election of the five (5) nominees named herein as directors and in favor of the remaining proposals as set forth on the enclosed proxy. Proxies are revocable by providing written notice of revocation to the Secretary and Treasurer of the Corporation, Ronald J. Lashute, at any time prior to their exercise or by submitting a later-dated proxy to the Secretary at or before the annual meeting. Written revocations of proxy and later dated proxies may be presented to the Secretary in person or mailed to:
Ronald J. Lashute, Executive Vice-President and Chief Executive Officer, American Bank & Trust Company, P. O. Box 1819, Opelousas, Louisiana 70571-1819. The execution and return of the enclosed proxy will not affect a shareholder's right to attend the meeting and vote in person. Proxies will, however, be deemed revoked by attendance and voting at the annual meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The five (5) members of the Board of Directors of the Corporation and the three (3) executive officers of the Corporation (two (2) of whom also serve on the Board of Directors), as a group own, directly or indirectly, 44,923 (38.7%) shares of the common stock of the Corporation. See "Election of Directors" for the stock ownership of individual directors.

                              ELECTION OF DIRECTORS

         The Articles of Incorporation of the Corporation provide that the number of directors will be the number, not less than five (5) nor greater than thirty (30), designated in the Bylaws of the Corporation, or, if not so designated, will be the number elected from time to time by the shareholders. The Bylaws of the Corporation provide for a board of five (5) directors.

         The information below lists each nominee for director of the Corporation, each of whom currently serves as a director, setting forth his address, age, principal occupation or employment, and amount and percentage of beneficial ownership of common stock of the Corporation as of February 13, 2003. Each person listed below has been named as a nominee for election as a director at the meeting to which this Proxy Statement relates. Directors are elected to hold office until the next annual meeting of shareholders unless they sooner become disqualified, or until such time as their successors are elected and have qualified. Unless otherwise indicated, all nominees have been with the same organization in essentially the same position as listed below for the past five
(5) years, and the nominees beneficially own, with sole voting and investment power, the shares listed below. The nominees, except Ronald J. Lashute, are also members of the Board of Directors of the Bank. The year listed under the heading "First Elected Director" indicates the year in which the nominee or director was first elected as a director of the Bank prior to formation of the Corporation or the year in which the nominee or director was first elected as a director of the Corporation. Those persons listed on the table below, except Jasper J. Artall, Sr. and Ronald J. Lashute, first became directors of the Corporation on June 30, 1982. Ronald J. Lashute has been an executive officer of the Corporation and the Bank since 1990. See "Executive Officers."

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE PERSONS LISTED BELOW AS DIRECTORS OF THE CORPORATION.

         None of the directors of the Corporation holds a directorship in any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or is subject to the requirements of Section 15(d) of the Exchange Act or in any company registered as an investment company under the Investment Company Act of 1940.

                                                                                                     SHARES(6)
                                                 PRINCIPAL OCCUPATION                               BENEFICIALLY
                                                     OR EMPLOYMENT                     FIRST        OWNED AS OF
                                                AND BUSINESS EXPERIENCE               ELECTED     FEBRUARY 13, 2003
NAME AND ADDRESS                  AGE             DURING PAST 5 YEARS                 DIRECTOR   NUMBER   PERCENTAGE
----------------                  ---           -----------------------               --------   ------   ----------
Jasper J. Artall, Sr.(7)          61       Farmer                                       1998        447           .4%
P. O. Box 201
Melville, LA 71353

Walter J. Champagne, Jr.(7,9)     82       Senior Vice President                        1958      2,045          1.8%
P. O. Box 8                                  of the Bank; investor
Port Barre, LA 70577                         in farming interest

J.C. Diesi(1,3,7)                 82       President of Diesi Pontiac-                  1958     10,382          8.9%
115 W. Smiley Street                         Cadillac- Buick, Inc.,
Opelousas, LA  70570                         (Automobile Dealer & Service)

Salvador L. Diesi, Sr.            72       Chairman of the Board                        1973     15,621         13.5%
  (1,2,3,4,8)                                and President of the
1327 Dietlein Blvd.                          Corporation and the Bank;
Opelousas, LA 70570                          investor in and operator of
                                             Little Capital of Louisiana, Inc.
                                             (Gas Station, Convenience Store
                                             and Video Poker); commercial
                                             real estate investor; investor in
                                             farming interest; and
                                             attorney at law

Ronald J. Lashute                 53       Executive Vice-President of                  1994     16,428         14.1%
  (2,3,5,8)                                  the Bank, Chief Executive
649 Southwood Drive                          Officer of the Bank and the
Opelousas, LA  70570                         Corporation, and Secretary
                                             and Treasurer of the Corporation
                                                                                                 ------   ----------
Total for directors (five (5) persons)                                                           44,923         38.7%
                                                                                                 ======   ==========

(1)      J.C. Diesi is Salvador L. Diesi, Sr.'s uncle.

(2) Executive Officer of the Corporation who participates in major policy making functions.

(3) Ronald J. Lashute is a cousin of Salvador L. Diesi, Sr. and a nephew of J.C. Diesi.

(4) Of the 15,621 shares of common stock beneficially owned by Salvador L. Diesi, Sr., 10,534 shares (9.1% of the Corporation's outstanding common stock) are owned at record by corporations of which Mr. Diesi owns 51% or more.

(5) Of the 16,428 shares of common stock beneficially owned by Ronald J. Lashute, 16,000 shares (13.8% of the Corporation's outstanding common stock) are owned at record by The Diesi Family Trust. Mr. Ronald J. Lashute, whose business address is set forth on page 1 of this Proxy Statement under the caption "Voting and Revocation of Proxies," is the trustee of The Diesi Family Trust. The trust document gives Mr. Lashute sole voting authority with respect to the shares of the Corporation's common stock held by the trust and authorizes him to distribute dividends in respect to shares of such stock. See "Shareholders Owning More Than 5% of Outstanding Shares." The trust provides that, as to each beneficiary, it will remain in effect for the life of the beneficiary or the maximum period allowed by Louisiana law, whichever is longer.

(6) All figures represent the number or percentage of outstanding shares of common stock.

(7)      Owns shares of common stock directly.

(8)      Owns shares of common stock directly and indirectly.

(9) Mr. Champagne resigned his position as Senior Vice-President of the Bank in September 2002 to take the position of Chairman of the Audit Committee of the Corporation.

         If elected by the shareholders to serve as the Corporation's Board of Directors, the nominees listed above plan to direct the Chairman of the Board of the Corporation, as the sole shareholder of the Bank, to vote the stock of the Bank owned by the Corporation in favor of the following persons to serve as the Board of Directors of the Bank: Jasper J. Artall, Sr., Walter J. Champagne, Jr.,
J. C. Diesi, Salvador L. Diesi, Sr., Alvin A. Haynes, II and Charles R. Jagneaux. Each of these persons has served on the Board of Directors of the Bank for the past year.

SHAREHOLDERS OWNING MORE THAN 5% OF OUTSTANDING SHARES

         The following table sets forth, as of February 13, 2003, information concerning the beneficial ownership of voting stock of American Bancorp, Inc., by persons who are known to the Corporation to be beneficial owners of more than five percent (5%) of the Corporation's outstanding shares of voting common stock:

                                                                              PERCENTAGE
                                                   AMOUNT AND                  OF CLASS
                    NAME AND ADDRESS OF       NATURE OF BENEFICIAL            OF SHARES
TITLE OF CLASS       BENEFICIAL OWNER              OWNERSHIP                    OWNED
--------------      -------------------       --------------------            ----------
Common stock      Salvador L. Diesi, Sr.          15,621 shares                 13.5%
                  1327 Dietlein Blvd.        Direct and Indirect(1)
                  Opelousas, LA 70570

Common stock      J.C. Diesi                      10,382 shares                  8.9%
                  115 W. Smiley St.                  Direct
                  Opelousas, LA 70570

Common stock      Ronald J. Lashute               16,428 shares                 14.1%
                  649 Southwood Drive        Direct and Indirect(2)
                  Opelousas, LA 70570

Common stock      Bobby Dupre                      6,022 shares                  5.2%
                  P. O. Box 1298             Direct and Indirect(3)
                  Opelousas, LA 70570

(1) Mr. Salvador L. Diesi, Sr. directly owns 5,087 shares or 4.4% of the outstanding shares of the common stock of the Corporation. In addition, he owns 10,534 shares, which is equal to 9.1% of the outstanding shares of the Corporation, indirectly, through his associations with his businesses.

(2) Mr. Ronald J. Lashute directly owns 428 shares or .4% of the outstanding shares of the common stock of the Corporation. Mr. Lashute is the trustee of The Diesi Family Trust. The Trust owns 16,000 shares or 13.8% of the outstanding shares of the Corporation. The Trust is for the benefit of the grandchildren of Frank Diesi (a former director of the Corporation) and Marie Diesi.

(3) Mr. Bobby Dupre directly owns 2,164 shares or 1.9% of the outstanding shares of the common stock of the Corporation. In addition, he owns 3,858 shares or 3.3% of the outstanding shares of the Corporation indirectly, through his associations with his businesses.

                          BOARD MEETINGS AND COMMITTEES

         During 2002, the Board of Directors of the Corporation held a total of four (4) regular and special meetings. Each director attended seventy-five percent (75%) or more of the aggregate number of meetings of the Board of Directors of the Corporation and all committees of the Board of Directors of the Corporation on which he served. During 2002, the Board of Directors of the Bank held a total of thirteen (13) regular and special meetings. Each director of the Bank attended seventy-five percent (75%) or more of the aggregate number of meetings of the Board of Directors of the Bank and all committees of the Board of Directors of the Bank on which he served.

         The Board of Directors of the Corporation has no nominating or compensation committees or committees performing similar functions. The Board of Directors of the Corporation has, however, established an Audit Committee, the principal functions of which are to assist the Board of Directors in fulfilling the Board's responsibility to provide independent, objective oversight by monitoring (1) the continuing development, by the Corporation and the Bank, of their respective systems of financial reporting, auditing, internal controls and legal compliance, (2) the operation of those systems (including with respect to the integrity of the Corporation's and the Bank's financial statements) and (3) the independence and performance of the Corporation's and the Bank's external and internal auditors and the performance and management in the financial reporting process. The Audit Committee, composed of directors Walter J. Champagne, Jr., Chairman, J.C. Diesi and Jasper J. Artall, Sr. held one (1) meeting in 2002 and all members were present. Each member of the Corporation's Audit Committee is independent under the definition of independence set forth in
Section 4200 (a) (14) of the NASD's listing standards. The Board of Directors of the Corporation has not adopted a written charter for the Corporation's audit commitee.

         The Corporation's Audit Committee has adopted a policy whereby the Audit Committee must approve, before an accountant is engaged by the Corporation or the Bank to render audit or non-audit services, such engagement. With respect to the provision of services other than audit, review or attest services the Corporation's pre-approval requirement is waived if (i) the aggregate amount of all such services provided constitutes no more than five (5%) percent of the total amount of revenues paid by the Corporation or the Bank, as the case may be, to the accountant during the fiscal year in which the services are provided;
(ii) such services were not recognized by the Corporation at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee. The percentage of services described above, calculated on the basis of fees paid, other than services described under the caption "Audit Fees" below, that were approved by the Corporation's Audit Committee pursuant to the foregoing exception was -0-% percent.

         The Board of Directors of the Bank has established a Loan Discount Committee.

         The Loan Discount Committee of the Bank reviews and approves all large loans. This committee met six (6) times in 2002 and is composed of Salvador L. Diesi, Sr., Chairman, Walter J. Champagne, Jr., J.C. Diesi, Alvin A. Haynes, II, and Charles R. Jagneaux.

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Corporation has reviewed and discussed the audited financial statements of the Corporation with management. The Audit Committee of the Corporation has discussed with the Corporation's independent auditors the matters required to be discussed by SAS 61, and has received from those accountants the written disclosures and the letter required under ISB Standard No. 1 and has discussed with the independent accountants their independence.

         Based on the foregoing review and discussions, the Corporation's Audit Committee has recommended to the Board of Directors of the Corporation that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

                                       Walter J. Champagne, Jr., Chairman
                                       J.C. Diesi
                                       Jasper J. Artall, Sr.

                               EXECUTIVE OFFICERS

         The Executive Officers of the Corporation are as follows:

        NAME                        AGE                                 POSITIONS HELD
        ----                        ---                                 --------------
Salvador L. Diesi, Sr.               72              Chairman of the Board of the Corporation and
                                                       the Bank since April 14, 1993 and
                                                       President of the Corporation and the Bank
                                                       since April 13, 1983.

Ronald J. Lashute                    53              Secretary and Treasurer of the Corporation and
                                                       Executive Vice-President and Chief
                                                       Executive Officer of the Bank since
                                                       March 1990; Director of the Corporation
                                                       since December 1994; Chief Executive Officer of the
                                                       Corporation since September 2002.

George H. Comeau                     46              Chief Financial Officer of the Corporation
                                                       since September 2002; Vice President, Cashier and
                                                       Chief Financial Officer of the Bank since March 2001.

         Executive officers are chosen by the Board of Directors to hold office at the pleasure of the Board. Both Mr. Salvador L. Diesi, Sr. and Mr. Ronald J. Lashute have been officers of the Corporation and the Bank for more than five
(5) years. Mr. Comeau has been an executive officer of the Corporation and the Bank for less than five (5) years.

         The family relationships among the executive officers of the Corporation are indicated in the list of directors. See "Election of Directors."

                       COMPENSATION AND OTHER TRANSACTIONS

DIRECTORS FEES

         Directors of the Corporation received a board fee of $200 per month in 2002 for their services as directors of the Corporation. In 2002, each director of the Bank received a board fee of $650 per month for their services as directors of the Bank. In addition, each director of the Bank received a cash bonus of $3,750 in 2002, except one (1) director received $1,800. Directors serving on the Bank's Loan Discount Committee received an additional $150 per month in 2002 for their services on that committee.

COMPENSATION

         The following table sets forth all compensation paid, distributed or accrued for the account of the persons listed below for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 by the Bank to the executive officers of the Corporation and the Bank.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
NAME AND                                      SALARY AND
PRINCIPAL                                      DIRECTOR         BONUS              OTHER ANNUAL            ALL OTHER
POSITIONS                       YEAR            FEES($)         ($)(1)          COMPENSATION($)(2)      COMPENSATION($)
---------                       ----     -------------------    ------          ------------------      ---------------
Salvador L. Diesi,              2002           39,810(4)         3,900                 --                     106(3)
  Sr., Chairman of              2001           40,610(5)         3,300                 --                     198(3)
  the Board and                 2000           39,660(6)         3,600                 --                     307(3)
  President of the
  Corporation and
  the Bank

Ronald J. Lashute               2002           95,783(7)        12,650                 --                  12,279(11)
  Executive Vice-               2001           89,397(8)        10,100                 --                  10,818(12)
  President of the              2000           87,802(9)        10,100                 --                  12,399(13)
  Bank, Chief
  Executive Officer
  of the Bank and the
  Corporation, and
  Secretary and Treasurer
  of the Corporation

George H. Comeau                2002           63,483(10)        9,150                 --                     326(3)
  Vice President                2001           50,962            7,600                 --                     283(3)
  and Cashier of the
  Bank and Chief
  Financial Officer of
  the Corporation and
  the Bank

(1) The Bank had a cash bonus plan in 2002, 2001, and 2000, whereby a bonus was declared by the Board of Directors. The total amount of the bonus paid to all eligible employees of the Bank was $109,081, $70,848 and $73,415, respectively, for those years. In addition, cash bonuses of $3,750 in 2002, $3,200 in 2001 and $3,500 in 2000 were paid to each director of the Bank, except that, in 2002, one (1) director received $1,800. Cash bonuses paid to the executive officers of the Bank are noted in the table above.

(2) No amounts for perquisites and other personal benefits, such as company automobiles, which may accrue to the named executive officers and which, in the opinion of management, are job-related and appropriate in connection with the conduct of the Corporation's and the Bank's affairs, are shown. The aggregate amount of such compensation does not exceed ten percent (10%) of the total annual salary and bonus reported for the named executive officer and no such compensation for any officer exceeds twenty-five percent (25%) of the total perquisites and other personal benefits accruing to such officer.

(3)      Represents term life insurance premiums paid by the Bank.

(4) This amount includes $810 that was contributed by the Bank for the account of Mr. Diesi in accordance with the terms of a 401(k) Plan established by the Bank for the benefit of its employees in January 1993 (the 401(k) Plan).

(5) This amount includes $810 that was contributed by the Bank for the account of Mr. Diesi in accordance with the terms of the 401(k) Plan.

(6) This amount includes $810 that was contributed by the Bank for the account of Mr. Diesi in accordance with the terms of the 401(k) Plan.

(7) This amount includes $1,998 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) Plan.

(8) This amount includes $2,012 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) Plan.

(9) This amount includes $2,017 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) Plan.

(10) This amount includes $945 that was contributed by the Bank for the account of Mr. Comeau in accordance with the terms of the 401(k) Plan.

(11) This amount includes $11,757 of deferred compensation accrued under a supplemental executive retirement plan established by the Bank on September 1, 1995. This amount also includes $522 in term life insurance premiums paid by the Bank.

(12) This amount includes $10,238 of deferred compensation accrued under a supplemental executive retirement plan and $580 in term life insurance premiums paid by the Bank.

(13) This amount includes $11,847 of deferred compensation accrued under a supplemental executive retirement plan and $552 in term life insurance premiums paid by the Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires officers, directors and beneficial owners of more than ten percent (10%) of the outstanding shares of common stock of the Corporation to file with the Securities and Exchange Commission (the SEC) certain reports describing their stock ownership and changes in their stock ownership. They must also furnish the Corporation with copies of these forms. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons stating that they have complied with the relevant filing requirements, the Corporation believes that during 2002, filing requirements under Section 16(a) were met on a timely basis.

LEGAL PROCEEDINGS

         No director, officer or affiliate of the Corporation, or owner of more than five percent (5%) of the outstanding shares of the Corporation, is a party adverse to the Corporation or its subsidiary in any currently pending legal proceeding, nor does any such party have a material interest adverse to the Corporation or the Bank in any currently pending legal proceeding.

OTHER TRANSACTIONS

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal stockholders of the Corporation and of the Bank and their associates, affiliates or members of their immediate families. The transactions have been and will continue to be made on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features.

         In addition, the Bank has had other transactions, as indicated below, with certain directors of the Bank. Such transactions were made in the ordinary course of business and were on terms competitive with those existing in the community at the time made.

         The Bank is obligated under a lease for the South Branch location with Little Capitol of Louisiana, Inc., which corporation is owned by Salvador L. Diesi, Sr. and a trust set up by Frank Diesi (a former director of the Bank) and Marie Diesi for the benefit of their grandchildren. For the year ended December 31, 2002, the Bank paid Little Capitol of Louisiana, Inc. $22,071 under the terms of the lease. The initial lease expired on May 31, 1997, and was then renewed through May 31, 2002, and was renewed again through May 31, 2007.

         During 2002, the Bank had its vehicles repaired at Diesi
Pontiac-Cadillac-Buick, Inc., and paid an aggregate amount of $2,144 for such repairs. Mr. J.C. Diesi, a director of the Corporation and the Bank, is an owner of the car dealership.

             RELATIONSHIP WITH, AND RATIFICATION OF APPOINTMENT OF,
                         INDEPENDENT PUBLIC ACCOUNTANTS

         General. Broussard, Poche, Lewis & Breaux, L.L.P., has served as the Corporation's independent certified public accountants for the fiscal years ending December 31, 1986 through December 31, 2002. At the 2003 annual shareholders' meeting, the following resolution will be subject to ratification by a simple majority vote of shares represented at the meeting:

     RESOLVED, That the selection of Broussard, Poche, Lewis & Breaux, L.L.P., as the independent certified public accountants of American Bancorp, Inc. and its sole subsidiary, American Bank & Trust Company, for the fiscal year ending December 31, 2003, is hereby ratified.

         Although shareholder approval is not required, it is the policy of the Board of Directors of the Corporation to request ratification for the appointment of accountants.

         If ratification is not achieved, the selection of independent certified public accountants will be reconsidered and made by the Board of Directors. Even if the selection is ratified, the Board of Directors of the Corporation reserves the right to, and, in its discretion, may, direct the appointment of any other independent certified public accounting firm at any time if the Board decides that such a change would be in the best interests of the Corporation and its shareholders.

         A representative of Broussard, Poche, Lewis & Breaux, L.L.P. is expected to attend the annual shareholders' meeting with the opportunity to make a statement, if desired, and is expected to be available to respond to shareholders' inquiries.

         The Board of Directors recommends that you vote for the ratification of the appointment of Broussard, Poche, Lewis & Breaux, l.l.p. as independent Certified Public Accountants of the Corporation and the Bank for the fiscal year ending December 31, 2003.

         Audit Fees. The aggregate fees billed by Broussard, Poche, Lewis & Breaux, L.L.P. for professional services rendered for the audit of the Corporation's annual financial statements for the last two (2) years and the review of the financial statements included in the Corporation's Forms 10-Q for the last two (2) fiscal years, or for services that are normally provided by Broussard, Poche, Lewis & Breaux, L.L.P. in connection with statutory and regulatory filings or engagements for those fiscal years, were $43,400 for 2002 and $32,625 for 2001.

         Tax Fees. The aggregate fees billed by Broussard, Poche, Lewis & Breaux, L.L.P. for professional services rendered for tax compliance, tax advice and tax planning, which services comprised solely the preparation of the Corporation's federal and state tax returns, were $2,400 in 2002 and $2,300 in 2001.

         Financial Information Systems Design and Implementation Fees. Broussard, Poche, Lewis & Breaux, L.L.P. did not bill the Corporation for, or render, professional services related to financial information systems design or implementation for or on behalf of the Corporation during the most recent fiscal year.

         Audit-Related Fees. The aggregate fees billed in each of the last two
(2) fiscal years of the Corporation for assurance and related services by Broussard, Poche, Lewis & Breaux, L.L.P. that are or were reasonably related to the performance of the audit or review of the Corporation's financial statements and that are not reported under the caption "Audit Fees" were $-0- in 2002 and $-0- in 2001.

         All Other Fees. The aggregate fees billed for services rendered by Broussard, Poche, Lewis & Breaux, L.L.P. for services, other than those described above in "Audit Fees," "Tax Fees," and "Audit-Related Fees," for the last two (2) fiscal years were $8,985 for 2002 and $20,937 for 2001, which fees were billed in connection with reviews of the Corporation's Forms 10-K, research concerning changes of organizational status, a review of investment practices, evaluations of employee benefit plans, restatement of retirement documents and an examination of electronic data processing operations.

         Other Matters. The Audit Committee of the Corporation has considered whether the provision of the services by Broussard, Poche, Lewis & Breaux, L.L.P, other than the services described above under "Audit Fees," is compatible with maintaining the independence of Broussard, Poche, Lewis & Breaux, L.L.P. and



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

has determined that the provision of such services is compatible with the independence of Broussard, Poche, Lewis & Breaux, L.L.P. The percentage of the hours expended in Broussard, Poche, Lewis & Breaux, L.L.P.'s engagement to audit the Corporation's financial statements for the most recent fiscal year that were attributed to work performed by persons other than the full-time permanent employees of Broussard, Poche, Lewis & Breaux, L.L.P. was not in excess of fifty percent (50%).

                  SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

         Shareholders who desire to present a proposal for inclusion in the proxy material relating to the 2004 annual meeting of shareholders of American Bancorp, Inc. must forward such proposals to Ronald J. Lashute at the address listed on the first page of this Proxy Statement in time to arrive at the Corporation's headquarters prior to December 10, 2003. To be included, such proposals must meet the requirements of, and not be subject to exclusion under, applicable law, including Rule 14a-8 under the Exchange Act. Shareholders who desire to present a proposal at the 2004 annual meeting other than one that will be included in the Corporation's proxy materials must notify the Corporation (by notice to Mr. Lashute at the address listed on the first page of this Proxy Statement) no later than February 24, 2004. If a shareholder who wishes to present a proposal fails to notify the Corporation by this date, the shareholder's proposal will be considered untimely and the proxies solicited for the meeting will have discretionary authority to vote on the proposal if it is properly brought before the meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules.

                                  OTHER MATTERS

QUORUM AND VOTING OF PROXIES

         The presence, in person or by proxy, of a majority of the outstanding shares of common stock of the Corporation is necessary to constitute a quorum. If a quorum is present, the vote of a majority of the shares present or represented by proxy will decide all questions properly brought before the meeting, except that directors will be elected by plurality vote. A shareholder's abstention or refusal to vote on a particular matter will not affect the presence of a quorum or reduce the voting power present. (In effect, therefore, an abstention is counted as a vote against a matter.) A non-vote (including broker non-votes) will have no affect on the items to be addressed at the meeting.

         All proxies received in the form enclosed will be voted as specified, and, in the absence of instruction to the contrary, will be voted FOR the election of the nominees named above, and FOR the ratification of the appointment of Broussard, Poche, Lewis & Breaux, L.L.P. as the independent certified public accountants of the Corporation and the Bank.

         The Corporation does not know of any matters to be presented at the annual meeting other than those mentioned above. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named on the enclosed proxy to vote the shares represented by them in accordance with their best judgment, unless authority to do so is withheld.

ADDITIONAL CORPORATE INFORMATION

         ANY SHAREHOLDER MAY, BY WRITTEN REQUEST, OBTAIN WITHOUT CHARGE AN ADDITIONAL COPY OF THE CORPORATION'S 2002 ANNUAL REPORT AND/OR A COPY OF THE CORPORATION'S FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, FOR THE CORPORATION'S MOST RECENT FISCAL YEAR AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO RONALD
J. LASHUTE, EXECUTIVE VICE-PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMERICAN BANK & TRUST COMPANY, P. O. BOX 1819, OPELOUSAS, LOUISIANA 70571-1819.



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